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                            CERTIFICATE OF AMENDMENT

                                       OF

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                         BRAKE HEADQUARTERS U.S.A., INC.

         It is hereby certified that:

         1. The name of the corporation (hereinafter called the "Corporation") is Brake Headquarters U.S.A., Inc.

         2. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article FOURTH thereof and by substituting in lieu of said Article FOURTH the following new Article FOURTH:

                  (a) The Corporation is authorized to issue thirteen million and one thousand (13,001,000) shares consisting of twelve million (12,000,000) shares of Common Stock, $.001 par value ("Common Stock"), one million one thousand (1,001,000) shares of Preferred Stock, $.001 par value ("Preferred Stock"), of which one thousand (1,000) shares are designated as Series B Preferred Stock ("Series B Preferred").

                  (b) The Preferred Stock shall be issued from time to time in one or more series, with such distinctive serial designations, preferences, limitations, and relative rights, as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares from time to time adopted by the Board of Directors; and in such resolution or resolutions providing for the issue of shares of each particular series, the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series; the dividend payment date for the particular series and the date, if any, from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative; the redemption price for the particular series; sinking fund provisions, if any, for the particular series; the voting rights, if any, for the particular series; the rights, if any, of holders of the shares of the particular series to convert or exchange the same into shares of any other series of class or other securities of the Corporation or of any other corporation, with any provisions for the subsequent adjustment of such conversion rights; the preference for the particular series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and


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to classify or reclassify any unissued Preferred Stock by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

         All the Preferred Stock of any one series shall be identical with each other in all respects, except that the shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. Except as to the particulars fixed by the Board as hereinabove provided or as provided in the description of the series, all Preferred Stock shall otherwise be of equal rank, regardless of series, and shall be identical in all respects.

         The relative rights, preferences and limitations of the shares of Series B Preferred Stock are as follows:

         (1) Voting

                  (a) The holder of the Series B Preferred Stock, Joseph Ende (the "Holder"), shall have the right to vote as a separate class to elect a majority of the Corporation's Board of Directors by electing the smallest number of directors ("Series B Directors") necessary for the Series B Directors to constitute greater than 50% of the members of the Corporation's Board of Directors. The Series B Directors shall serve until the earlier to occur of March 31, 2001 or the reporting by the Corporation of at least $75 million in net sales for any fiscal year through December 31, 2000 (the "Redemption Date"). The Series B Preferred Stock is non-transferable, said transfer restriction to be conspicuously noted in a legend on the certificate(s) evidencing the shares of Series B Preferred Stock, and shall automatically be redeemed by the Corporation upon the Holder's death or upon his resignation from the Corporation as both an officer and a director.

                  (b) The Holder shall otherwise have the right to vote on all matters on which the holders of the Common Stock of the Corporation are entitled to vote and shall have one (1) vote per share.

                  (c) At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the Holder and the holders of a majority of the Common Stock then outstanding shall constitute a quorum for the election of all directors other than Series B Directors. A vacancy in the directorship left by a Series B Director shall be filled only by vote or written consent of the Holder. A vacancy in the directorship elected jointly by the Holder and the holders of the Common Stock shall be filled only by vote

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or written consent of the Holder and the holders of the Common Stock as provided above.

                  (d) So long as the Series B Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent), as provided by law, of the Holder:

                        (i) alter or change the rights, preferences, or privileges of the Series B Preferred Stock so as to materially adversely affect the rights of the Series B Preferred Stock; or

                        (ii) create any new class or series of stock having preferences senior to the Series B Preferred Stock upon liquidation, dissolution or winding up of the Corporation.

         (2) Dividends

                  The Holder shall have the right to receive dividends in cash at the rate of $4.00 per share per annum payable upon the date of conversion or the Redemption Date of the Series B Preferred Stock. The Series B Preferred Stock shall not be entitled to participate in any other dividend.

         (3) Liquidation, Dissolution and Winding Up

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, each share of the Series B Preferred Stock held by the Holder shall be entitled to a preference of $50.00 per share ($50,000 in the aggregate), together with any declared but unpaid dividends, to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of shares of any other class or series of capital stock of the Corporation ranking junior to the Series B Preferred Stock. After payment has been made to the Holder of the full amount to which he is entitled, the remaining proceeds shall be distributed among the holders of shares of all other classes and series of capital stock of the Corporation entitled thereto. The Series B Preferred Stock shall not be entitled to participate in any such liquidation, dissolution or winding up of the Corporation beyond the aforementioned preference.

                  (b) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up within the meaning provided or intended in this paragraph 3.

                  (c) If any of the assets of the Corporation are to be distributed, other than in cash, pursuant to subparagraph 3(a), then the Board of Directors of the Corporation (or any trustee, receiver or similar person) shall promptly engage independent appraisers to determine the value of the assets to be distributed

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to the Holder, the holders of shares of Common Stock or other series or classes of stock of the Corporation. The Corporation shall, upon receipt of such appraisers' valuation, give prompt written notice to the Holder, the holders of shares of Common Stock or other stock of the appraiser's valuation.

         (4) Conversion.

                  (a) The Holder shall have the right, in his sole discretion, to convert all or part of the shares of the Series B Preferred Stock into shares of Common Stock of the Corporation. Each share of Series B Preferred Stock shall be convertible into ten (10) shares of Common Stock at a rate of $50.00 per such ten shares of Common Stock (the "Conversion Price"), at any time commencing on the Redemption Date and ending ninety (90) days thereafter, by giving written notice of such conversion to the Corporation. In no event shall the Holder convert less than a whole number of shares of Series B Preferred Stock. Upon payment of the Conversion Price and delivery to the Corporation of the certificate for each share of Series B Preferred Stock being converted, the holder shall receive ten (10) shares of Common Stock for each such share of Series B Preferred Stock, without further action by the stockholders, the Corporation or its Board of Directors. The number of shares of Common Stock into which the shares of Series B Preferred Stock may be converted shall be adjusted for any stock split, reverse stock split, stock dividend, merger, reorganization, reclassification or other recapitalization of the Corporation.

                  (b) No fractional shares shall be issued upon conversion of the Series B Preferred Stock and no payment or adjustment in the number of shares of Common Stock issued shall be made upon any conversion on account of any cash dividends declared on such shares of Common Stock. In lieu of any fractional share of Common Stock which would otherwise be issuable upon conversion of any shares of the Series B Preferred Stock, the Corporation, at the time the shares of Common Stock are delivered, shall pay to the Holder cash in an amount equal to the same fraction of the market price per share of the Common Stock at the close of business on the date of such conversion (or, if such day is not a trading day, on the trading day immediately preceding such day).

                  (c) The Corporation shall pay any issuance tax in connection with the issuance of Common Stock certificates upon conversion of the Series B Preferred Stock, provided that the Corporation shall not be required to pay any tax which may be payable in connection with any transfer involved in the issuance and delivery of any certificate in a name other than the Holder.


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                  (d) Any and all shares of the Series B Preferred Stock which are converted, redeemed or otherwise acquired by the Corporation shall be retired and shall not be reissued by the Corporation.

                  (e) The Series B Preferred Stock shall not have any relative powers, preferences and rights, nor any qualifications, limitations or restrictions thereof, other than as set forth in the Certificate of Incorporation, as amended, of the Corporation.

         (5) Redemption.

                  (a) Promptly after the Redemption Date, the Corporation shall redeem (from funds legally available therefor) all shares of Series B Preferred Stock. Within thirty (30) days after receipt of a written request of the Corporation, the Holder shall (i) deliver to the Corporation the certificate(s) for the shares of Series B Preferred Stock to be redeemed, duly endorsed for transfer to the Corporation or (ii) convert his shares pursuant to paragraph 4 herein. Any shares of Series B Preferred Stock not converted by the Holder during such thirty-day period shall be redeemed.

                  (b) Within twenty (20) days after the Corporation's receipt of such redemption notice and the certificate(s) for the shares of Series B Preferred Stock to be redeemed, the Corporation shall issue and deliver to the Holder a check in an amount equal to $.01 per each share of Series B Preferred Stock redeemed, plus any and all dividends declared and unpaid thereon."

         3. The amendment of the Certificate of Incorporation herein certified has been duly adopted by the Board of Directors and by the written consent of a majority of the stockholders of the Corporation in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.


Signed on April 27, 1998                   By: /s/ Joseph Ende
                                               --------------------------
                                               Joseph Ende, President




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